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                                      EXHIBIT 11
                                    SUNAMERICA INC.
                    STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 For the three months ended December 31, 1995 and 1994
                       (In thousands, except per-share amounts)


                                                              1995              1994
                                                        ----------        ----------
Average number of common and common stock
  equivalent shares outstanding during
  the period:
    Common Stock issued and outstanding at
      beginning of period                                   54,415            53,705
    Average number of common shares issued
      upon exercise of employee stock options
      or under other employee stock plans                       79               337
    Average number of common stock equivalent
      shares arising from outstanding employee
      stock options                                          2,139             1,229
    Average number of shares issuable upon
      conversion of convertible preferred stock:
        Series D Mandatory Conversion
          Premium Dividend Preferred Stock                   5,113             7,505
        Series E Mandatory Conversion
          Premium Dividend Preferred Stock                   4,000                --
                                                        ----------        ----------
  Average number of common and common stock
    equivalent shares outstanding during
    the period                                              65,746            62,776
                                                        ==========        ==========
Earnings applicable to common stock:
  Net income                                            $   64,786        $   45,134
  Less preferred dividend requirements other
    than those related to convertible issues:
      9-1/4% Preferred Stock, Series B                      (2,031)           (3,249)
      SunAmerica Adjusted Rate Cumulative
        Preferred Stock, Series C                             (852)             (890)
                                                        ----------        ----------
  Net earnings applicable to common stock               $   61,903        $   40,995
                                                        ==========        ==========
  Net earnings per common and common
    equivalent share                                    $     0.94        $     0.65
                                                        ==========        ==========
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